Exhibit 99.1

Newell Rubbermaid Reports Solid Second Quarter 2013 Results

• Core Sales Growth of 2.5% (adjusted for 2012 SAP-related timing shift) • Normalized EPS of $0.50, 11% ahead of Prior Year Quarter • Reported Sales Increase of 3.5%; Reported EPS of $0.37

ATLANTA, July 26, 2013 – Newell Rubbermaid (NYSE: NWL) today announced solid second quarter 2013 results.

“Our second quarter was another quarter of steady progress,” said Michael Polk, President and Chief Executive Officer. “Underlying core sales grew 2.5 percent and normalized EPS grew 11.1 percent to $0.50. We are well positioned to accelerate core growth in the back half of the year fueled by new item launches in Commercial Products, Tools, Writing and Baby and strengthened brand investment. We are confident in our full year 2013 guidance on core sales growth, margin and cash flow and given our strong EPS performance year to date, we are raising the low end of our normalized earnings per share guidance by $0.02, narrowing our guidance range to $1.80 to $1.84, a year-over-year increase of 8 to 10 percent.”

Second Quarter Executive Summary

•    Second quarter 2013 net sales were $1.47 billion, a 3.5 percent increase versus prior year results.

•    Excluding the impact of changes in foreign currency translation, core sales grew 4.5 percent, or 2.5 percent when adjusted for the 2012 timing shift of approximately $28 million in sales from the second quarter to the first quarter related to the company’s European SAP conversion.

•    Normalized operating margin of 14.9 percent increased 100 basis points, compared with prior year. Reported operating margin grew by 20 basis points.

•    Normalized diluted earnings per share were $0.50, a year-over-year increase of 11.1 percent due primarily to improved operating performance and lower interest expense.

•    Reported diluted earnings per share were $0.37 compared with $0.38 in the year-ago period, as improved operating performance from continuing businesses and lower interest expense were offset by increased restructuring costs and losses associated with discontinued operations.

•    Operating cash flow was $63.3 million versus $103.1 million in the prior year. The timing of Back-To-School sell-in on Writing in North America impacted accounts receivable negatively in the quarter as did the inventory build associated with a significant Tools new product platform launch in Brazil in the third quarter and new merchandising initiatives in Home Solutions. These impacts are expected to reverse in the third quarter.

•    The company paid dividends of $43.6 million and repurchased 1.45 million shares at a cost of $38.6 million, for a total of $82.2 million returned to shareholders, up 52 percent versus prior year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

•

2013 guidance for core sales growth, normalized operating margin and operating cash flow is unchanged at 2 to 4 percent, improvement of up to 20 basis points and $575 to $625 million, respectively. The company raised the low end of its normalized EPS guidance by $0.02, for a revised normalized EPS guidance range of $1.80 to $1.84, or 8 to 10 percent improvement compared with prior year.

Second Quarter 2013 Operating Results

Net sales in the second quarter were $1.47 billion, an increase of 3.5 percent compared with the prior year. Core sales, which exclude 100 basis points of negative foreign currency translation, grew 4.5 percent, or 2.5 percent if adjusted for the 2012 timing shift of approximately $28 million from the second quarter to the first quarter related to the company’s European SAP conversion.

Gross margin of 39.5 percent improved 70 basis points versus prior year, as productivity more than offset inflation and pricing.

Operating margin for the quarter was 12.6 percent compared with 12.4 percent in the prior year. Second quarter reported operating income was $185.4 million versus $177.4 million in the prior year period.

Normalized operating margin was 14.9 percent, compared with 13.9 percent in the prior year. The improvement was primarily attributable to strong productivity and Project Renewal-related fixed cost savings in both strategic and structural SG&A, partially offset by increased brand support.

Normalized operating income was $219.5 million compared with $197.9 million in the prior year period. Second quarter 2013 normalized operating income excludes $34.1 million of restructuring and restructuring-related costs, while in 2012 normalized operating income excludes $20.5 million of restructuring and restructuring-related costs.

The reported tax rate for the quarter was 29.8 percent compared with 32.0 percent in the prior year. The normalized tax rate was 26.6 percent compared with 25.5 percent in the prior year, primarily driven by the geographic mix of earnings in the quarter.

Reported net income was $109.8 million, or $0.37 per diluted share, compared with $111.8 million, or $0.38 per diluted share, in the prior year.

Normalized net income was $147.1 million, compared with normalized results of $131.8 million in the prior year. Normalized diluted earnings per share of $0.50 increased 11.1 percent versus the prior year’s $0.45, attributable to improved operating performance, lower interest expense and a comparison with prior year results that included a negative impact from the 2012 European SAP-related timing shift.

For the second quarter 2013, normalized diluted earnings per share exclude $0.10 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, and a net loss (including impairments) from discontinued operations of $0.02 per diluted share. For the second quarter 2012, normalized diluted earnings per share exclude $0.05 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan, $0.02 per diluted share of net income associated with discontinued operations and $0.04 per diluted share related to non-recurring tax charges resulting from incremental tax contingencies. (A reconciliation of the “as reported” results to “normalized” results is included below.)

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company generated $63.3 million in operating cash flow during the second quarter of 2013 compared with $103.1 million last year. The decline is in large part due to a planned build in inventories in advance of third quarter product launches and merchandising initiatives and the timing of Back-To-School sell-in on Writing in North America which impacted accounts receivable negatively. Capital expenditures were $23.4 million compared with $36.7 million in the prior year.

A reconciliation of the second quarter 2013 and 2012 results is as follows:

	Q2 2013*	Q2 2012*
Diluted earnings per share (as reported)	$0.37	$0.38
Restructuring and restructuring-related costs	0.10	0.05
Income tax contingencies	—	0.04
Loss (income) from discontinued operations	0.02	(0.02)

Normalized EPS	$0.50	$0.45

*	Totals may not add due to rounding

Second Quarter 2013 Operating Segment Results

Writing segment net sales for the second quarter were $477.8 million, an increase of 4.1 percent compared with the prior year. Core sales increased 5.0 percent. Core sales growth adjusted for the 2012 European SAP-related timing shift was 1.5 percent, reflecting strong 2013 Back-To-School sell-in, pricing in Latin America and solid double digit growth from Endicia, partially offset by weakness in the office superstore channel in the U.S. and a planned change to the company’s distributor model for the Fine Writing business in China. Operating income in Writing was $123.6 million, or 25.9 percent of sales, compared with $105.7 million, or 23.0 percent of sales, in the prior year. The increase in operating margin was due to improved operating performance and Project Renewal-based cost savings.

Home Solutions segment net sales for the second quarter were $399.1 million, a 2.0 percent increase compared with the prior year quarter. Core sales in the segment increased 2.3 percent. The solid growth was driven by strong merchandising-driven results from Rubbermaid® and increased distribution on Calphalon®. Operating income in the Home Solutions segment was $53.7 million, or 13.5 percent of sales, compared with $42.6 million, or 10.9 percent of sales, in the year ago quarter. The improved results were primarily driven by increased sales volume, improved performance by Levolor® as part of the company’s Décor recovery plan and Project Renewal-related cost savings.

Tools segment net sales for the second quarter were $198.0 million, a 2.2 percent decline compared with the prior year quarter. Core sales declined 1.3 percent. Core sales adjusted for the 2012 European SAP-related timing shift declined 5.0 percent. The decline was driven by a challenging year-ago comparison of nearly 10 percent growth in 2012 adjusted for the European SAP timing shift, 2013 timing shifts related to an SAP implementation in Brazil, and weaker than expected industrial band saw growth due to sluggish global industrial markets. Operating income in the Tools segment was $18.3 million, or 9.2 percent of sales, compared with $30.5 million, or 15.1 percent of sales, in the prior year as a result of lower sales volume and increased strategic SG&A investment in Latin America.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Commercial Products segment net sales were $203.6 million, a 7.1 percent increase compared with the prior year quarter. Core sales growth was 7.6 percent. Adjusted for the 2012 European SAP-related timing shift, core sales in the segment increased 6.5 percent. This improvement was the result of continued strong growth from Commercial Products in North America. Operating income in the Commercial Products segment was $21.9 million, or 10.8 percent of sales, compared with $21.1 million, or 11.1 percent of sales, in the prior year as increased investments in emerging market selling capability were largely offset by Project Renewal-related reductions in structural SG&A expenses.

Baby & Parenting segment net sales for the second quarter were $196.2 million, a 7.6 percent increase over prior year results. Core sales growth was 11.3 percent. Adjusted for the 2012 European SAP-related timing shift, core sales in the segment increased 9.8 percent, driven by strengthened distribution and continued share gains in North America and successful new innovation in both North America and Japan. Operating income in the Baby & Parenting segment was $23.8 million, or 12.1 percent of sales, compared with $19.2 million, or 10.5 percent of sales, in the prior year.

Strategic Changes

On July 15, 2013, the company announced the successful completion of the sale of its Teach platform, including its Mimio® and Headsprout® interactive teaching brands. The company believes that the divestiture of this business will help create a faster growing, higher margin and more focused portfolio, enabling accelerated performance.

Six Month Results

Net sales for the six months ended June 30, 2013 increased 1.5 percent to $2.72 billion, compared with $2.68 billion in the prior year. Core sales increased 2.5 percent for the six months with foreign currency translation adversely impacting net sales by 1.0 percent.

Gross margin was 38.9 percent, flat compared to the prior year, as productivity gains offset the effect of input cost inflation and merchandising programs.

Normalized operating margin of 13.2% was an increase of 40 basis points compared with 12.8% in the prior year. Reported operating margin declined by 80 basis points due to higher restructuring and restructuring-related costs primarily related to Project Renewal.

Normalized earnings were $0.85 per diluted share compared with $0.77 per diluted share in the prior year. For the six months ended June 30, 2013, normalized diluted earnings per share exclude $0.23 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.02 per diluted share resulting from the currency devaluation in Venezuela, $0.02 per diluted share of income tax benefits attributable to the resolution of tax contingencies, and a net loss (including impairments) from discontinued operations of $0.06 per diluted share. For the six months ended June 30, 2012, normalized diluted earnings per share exclude $0.11 per diluted share for restructuring and restructuring-related costs; $0.04 per diluted share associated with certain nonrecurring tax charges resulting from incremental tax contingencies, as well as the impact on net income from discontinued operations of $0.02 per diluted share. (A reconciliation of the “as reported” results to “normalized” results is included below.)

Net income, as reported, was $164.0 million, or $0.56 per diluted share. This compares with $191.1 million, or $0.65 per diluted share, in the prior year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Operating cash flow was a use of $59.8 million during the first six months of 2013 compared with a source of $55.7 million in the prior year, largely due to an incremental voluntary pension contribution of $75 million in the first quarter of 2013 and a planned build in inventories in advance of third quarter 2013 product launches. Capital expenditures were $57.0 million, compared with $85.0 million in the prior year.

A reconciliation of the six month 2013 and 2012 results is as follows:

	YTD Q2 2013*	YTD Q2 2012*
Diluted earnings per share (as reported)	$0.56	$0.65
Restructuring and restructuring-related costs	0.23	0.11
Currency devaluation—Venezuela	0.02	—
Income tax contingencies	(0.02)	0.04
Loss (income) from discontinued operations	0.06	(0.02)

Normalized EPS	$0.85	$0.77

*	Totals may not add due to rounding

2013 Outlook

The company reiterated its full year 2013 guidance for core sales growth, normalized operating margin and operating cash flow and raised the lower end of its full year normalized EPS guidance range by $0.02 per share. Key assumptions for the full year 2013 are as follows:

•	Core sales increase of 2 to 4 percent;

•	Normalized operating margin improvement of up to 20 basis points;

•	Normalized EPS of $1.80 to $1.84; and

•	Operating cash flow of between $575 and $625 million.

The company’s 2013 normalized EPS guidance excludes between $110 and $130 million of restructuring and restructuring-related costs associated with Project Renewal. (A reconciliation to normalized results is included below.)

The company is on track to realize cumulative annualized cost savings of approximately $270 to $325 million by the second quarter of 2015 related to Project Renewal. The company intends to reinvest the majority of Project Renewal savings in the business to strengthen brand building and selling capabilities and accelerate growth.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company’s operating cash flow guidance includes approximately $90 to $110 million in restructuring and restructuring-related cash payments. Capital expenditures are projected at $150 to $175 million.

A reconciliation of the 2013 earnings outlook is as follows:

FY 2013
Diluted earnings per share	$1.40 to $1.44
Restructuring and restructuring-related costs	$0.32 to $0.38
Currency devaluation—Venezuela	$0.02
Income tax contingencies	($0.02)
Loss from discontinued operations	$0.04 to $0.06

Normalized EPS	$1.80 to $1.84

Conference Call

The company’s second quarter 2013 earnings conference call will be held today, July 26, 2013, at 8:30 am ET. To listen to the webcast, use the link provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be recorded and made available for replay. A supporting slide presentation will be available under Quarterly Earnings in the Investor Relations section on the company’s Web site.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures—including those that are “non-GAAP financial measures”—and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency on reported sales. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference in these two amounts being the change in core sales and the difference between the change in as reported sales and the change in core sales reported as the currency impact. The company believes that providing adjusted core sales excluding the impact of a timing shift related to the 2012 implementation of SAP in Europe is useful in that it helps investors understand underlying business trends. The company’s

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income and “normalized” tax rates are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that “normalized” earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2012 sales of approximately $5.6 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Global Communications
+1 (770) 418-7723	+1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to successfully implement information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company’s most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1 thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this new release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended June 30,
	2013	2012	YOY % Change
Net sales	$1,474.7	$1,425.3	3.5%
Cost of products sold	892.0	872.6

GROSS MARGIN	582.7	552.7	5.4%
% of sales	39.5%	38.8%
Selling, general & administrative expenses	365.3	365.3	0.0%
% of sales	24.8%	25.6%
Restructuring costs	32.0	10.0

OPERATING INCOME	185.4	177.4	4.5%
% of sales	12.6%	12.4%
Nonoperating expenses:
Interest expense, net	15.0	20.5
Other expense, net	4.2	0.6

	19.2	21.1	(9.0)%

INCOME BEFORE INCOME TAXES	166.2	156.3	6.3%
% of sales	11.3%	11.0%
Income taxes	49.6	50.0	(0.8)%
Effective rate	29.8%	32.0%

NET INCOME FROM CONTINUING OPERATIONS	116.6	106.3	9.7%
% of sales	7.9%	7.5%
(Loss) income from discontinued operations, net of tax	(6.8)	5.5

NET INCOME	$109.8	$111.8	(1.8)%

	7.4%	7.8%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.40	$0.36
(Loss) income from discontinued operations	(0.02)	0.02
Net income	$0.38	$0.38

Diluted
Income from continuing operations	$0.40	$0.36
(Loss) income from discontinued operations	(0.02)	0.02
Net income	$0.37	$0.38

AVERAGE SHARES OUTSTANDING:
Basic	290.9	292.1
Diluted	294.3	294.0

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Six Months Ended June 30,
	2013	2012	YOY % Change
Net sales	$2,715.5	$2,675.8	1.5%
Cost of products sold	1,659.2	1,635.1

GROSS MARGIN	1,056.3	1,040.7	1.5%
% of sales	38.9%	38.9%
Selling, general & administrative expenses	706.7	718.0	(1.6)%
% of sales	26.0%	26.8%
Restructuring costs	66.4	22.1

OPERATING INCOME	283.2	300.6	(5.8)%
% of sales	10.4%	11.2%
Nonoperating expenses:
Interest expense, net	29.6	40.7
Other expense, net	17.2	0.3

	46.8	41.0	14.1%

INCOME BEFORE INCOME TAXES	236.4	259.6	(8.9)%
% of sales	8.7%	9.7%
Income taxes	56.0	75.0	(25.3)%
Effective rate	23.7%	28.9%

NET INCOME FROM CONTINUING OPERATIONS	180.4	184.6	(2.3)%
% of sales	6.6%	6.9%
(Loss) income from discontinued operations, net of tax	(16.4)	6.5

NET INCOME	$164.0	$191.1	(14.2)%

	6.0%	7.1%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.62	$0.63
(Loss) income from discontinued operations	(0.06)	0.02
Net income	$0.56	$0.65

Diluted
Income from continuing operations	$0.61	$0.63
(Loss) income from discontinued operations	(0.06)	0.02
Net income	$0.56	$0.65

AVERAGE SHARES OUTSTANDING:
Basic	290.4	292.1
Diluted	293.7	294.3

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended June 30, 2013
	GAAP Measure	Restructuring and restructuring-related costs (1)	Discontinued operations (2)	Non-GAAP Measure
	Reported			Normalized*	Percentage of Sales
Selling, general & administrative expenses	$365.3	$(2.1)	$—	$363.2	24.6%
Operating income	$185.4	$34.1	$—	$219.5	14.9%
Income before income taxes	$166.2	$34.1	$—	$200.3
Income taxes (3)	$49.6	$3.6	$—	$53.2
Net income from continuing operations	$116.6	$30.5	$—	$147.1
Net income	$109.8	$30.5	$6.8	$147.1
Diluted earnings per share**	$0.37	$0.10	$0.02	$0.50
	Three Months Ended June 30, 2012
	GAAP Measure	Restructuring and restructuring-related costs (1)	Discontinued operations (2)	Non-recurring tax items (4)	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales
Selling, general & administrative expenses	$365.3	$(10.5)	$—	$—	$354.8	24.9%
Operating income	$177.4	$20.5	$—	$—	$197.9	13.9%
Income before income taxes	$156.3	$20.5	$—	$—	$176.8
Income taxes (3)	$50.0	$6.1	$—	$(11.1)	$45.0
Net income from continuing operations	$106.3	$14.4	$—	$11.1	$131.8
Net income	$111.8	$14.4	$(5.5)	$11.1	$131.8
Diluted earnings per share**	$0.38	$0.05	$(0.02)	$0.04	$0.45

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.

(1)	Restructuring and restructuring-related charges during the three months ended June 30, 2013 include $2.1 million of organizational change implementation and restructuring-related costs and $32.0 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the three months ended June 30, 2012 include $10.5 million of restructuring-related costs and $10.0 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.

(2)	During the three months ended June 30, 2013, the Company recognized a net loss, including impairments, of $6.8 million in discontinued operations relating to the operations of the Hardware and Teach businesses. During the three months ended June 30, 2012, the Company recognized net income of $5.5 million in discontinued operations relating to the operations of the Hardware and Teach businesses.

(3)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(4)	During the three months ended June 30, 2012, the Company incurred $11.1 million of non-recurring tax charges resulting from incremental tax contingencies.

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Six Months Ended June 30, 2013
	GAAP Measure	Restructuring and restructuring- related costs (1)	Charge resulting from the devaluation of the Venezuelan Bolivar (2)	Non-recurring tax items (3)	Discontinued operations (4)	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales
Selling, general & administrative expenses	$706.7	$(8.7)	$—	$—	$—	$698.0	25.7%
Operating income	$283.2	$75.1	$—	$—	$—	$358.3	13.2%
Nonoperating expenses	$46.8	$—	$(11.1)	$—	$—	$35.7
Income before income taxes	$236.4	$75.1	$11.1	$—	$—	$322.6
Income taxes (5)	$56.0	$8.5	$4.1	$4.8	$—	$73.4
Net income from continuing operations	$180.4	$66.6	$7.0	$(4.8)	$—	$249.2
Net income	$164.0	$66.6	$7.0	$(4.8)	$16.4	$249.2
Diluted earnings per share**	$0.56	$0.23	$0.02	$(0.02)	$0.06	$0.85

	Six Months Ended June 30, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Non-recurring tax items (3)	Discontinued operations (4)	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales
Selling, general & administrative expenses	$718.0	$(20.5)	$—	$—	$697.5	26.1%
Operating income	$300.6	$42.6	$—	$—	$343.2	12.8%
Income before income taxes	$259.6	$42.6	$—	$—	$302.2
Income taxes (5)	$75.0	$10.8	$(11.1)	$—	$74.7
Net income from continuing operations	$184.6	$31.8	$11.1	$—	$227.5
Net income	$191.1	$31.8	$11.1	$(6.5)	$227.5
Diluted earnings per share**	$0.65	$0.11	$0.04	$(0.02)	$0.77

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.

(1)	Restructuring and restructuring-related charges during the six months ended June 30, 2013 include $8.7 million of organizational change implementation and restructuring-related costs and $66.4 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the six months ended June 30, 2012 include $20.5 million of restructuring-related costs and $22.1 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.

(2)	During the six months ended June 30, 2013, the Company recognized a foreign exchange loss of $11.1 million resulting from the devaluation of the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(3)	During the six months ended June 30, 2013, the Company recognized a non-recurring tax benefit of $4.8 million resulting from the resolution of various income tax contingencies. During the six months ended June 30, 2012, the Company incurred $11.1 million of non-recurring tax charges resulting from incremental tax contingencies.

(4)	During the six months ended June 30, 2013, the Company recognized a net loss, including impairments, of $16.4 million in discontinued operations relating to the operations of the Hardware and Teach businesses. During the six months ended June 30, 2012, the Company recognized net income of $6.5 million in discontinued operations relating to the operations of the Hardware and Teach businesses.

(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	June 30, 2013	June 30, 2012
Assets:
Cash and cash equivalents	$154.1	$370.8
Accounts receivable, net	1,215.3	1,105.7
Inventories, net	884.7	860.0
Deferred income taxes	155.9	160.8
Prepaid expenses and other	190.2	161.4

Total Current Assets	2,600.2	2,658.7

Property, plant and equipment, net	533.4	551.7
Goodwill	2,346.4	2,353.1
Other intangible assets, net	638.0	665.0
Other assets	284.9	362.3

Total Assets	$6,402.9	$6,590.8

Liabilities and Stockholders’ Equity:

Accounts payable	$658.1	$556.4
Accrued compensation	125.0	121.2
Other accrued liabilities	645.1	648.9
Short-term debt	412.4	175.5
Current portion of long-term debt	0.8	946.3

Total Current Liabilities	1,841.4	2,448.3

Long-term debt	1,669.0	1,372.4
Other noncurrent liabilities	852.0	795.4

Stockholders’ Equity - Parent	2,037.0	1,971.2
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	2,040.5	1,974.7

Total Liabilities and Stockholders’ Equity	$6,402.9	$6,590.8

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Six Months Ended June 30,
	2013	2012
Operating Activities:
Net income	$164.0	$191.1
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	79.6	80.8
Losses associated with discontinued operations	22.7	—
Non-cash restructuring costs	2.2	(0.3)
Deferred income taxes	47.0	34.3
Stock-based compensation expense	19.7	18.2
Other, net	18.4	4.6
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(125.1)	(109.0)
Inventories	(201.7)	(167.1)
Accounts payable	135.0	89.3
Accrued liabilities and other	(221.6)	(86.2)

Net cash (used in) provided by operating activities	$(59.8)	$55.7

Investing Activities:
Acquisitions and acquisition-related activity	$—	$(13.7)
Capital expenditures	(57.0)	(85.0)
Proceeds from sales of noncurrent assets	—	16.6
Other	(0.3)	(0.2)

Net cash used in investing activities	$(57.3)	$(82.3)

Financing Activities:
Net short-term borrowings	$202.1	$71.1
Proceeds from issuance of debt, net of debt issuance costs	—	495.1
Payments on debt	—	(250.3)
Repurchase and retirement of shares of common stock	(72.4)	(41.3)
Cash dividends	(88.1)	(53.3)
Excess tax benefits related to stock-based compensation	9.7	11.3
Other stock-based compensation activity, net	39.2	(4.8)

Net cash provided by financing activities	$90.5	$227.8

Currency rate effect on cash and cash equivalents	$(3.1)	$(0.6)

(Decrease) Increase in cash and cash equivalents	$(29.7)	$200.6
Cash and cash equivalents at beginning of period	183.8	170.2

Cash and cash equivalents at end of period	$154.1	$370.8

Newell Rubbermaid Inc.

Financial Worksheet- Segment Reporting

(In Millions)

	2013					2012					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$340.6	$63.2	$—	$63.2	18.6%	$375.6	$66.4	$—	$66.4	17.7%	$(35.0)	(9.3)%	$(3.2)	(4.8)%
Home Solutions	338.9	34.1	—	34.1	10.1%	326.7	30.9	—	30.9	9.5%	12.2	3.7%	3.2	10.4%
Tools	188.6	18.7	—	18.7	9.9%	190.6	28.7	—	28.7	15.1%	(2.0)	(1.0)%	(10.0)	(34.8)%
Commercial Products	183.1	21.6	—	21.6	11.8%	175.4	18.6	—	18.6	10.6%	7.7	4.4%	3.0	16.1%
Baby & Parenting	189.6	23.9	—	23.9	12.6%	182.2	22.4	—	22.4	12.3%	7.4	4.1%	1.5	6.7%
Restructuring Costs	—	(34.4)	34.4	—		—	(12.1)	12.1	—		—		—
Corporate	—	(29.3)	6.6	(22.7)		—	(31.7)	10.0	(21.7)		—		(1.0)	(4.6)%

Total	$1,240.8	$97.8	$41.0	$138.8	11.2%	$1,250.5	$123.2	$22.1	$145.3	11.6%	$(9.7)	(0.8)%	$(6.5)	(4.5)%

	2013					2012					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
Q2:
Writing	$477.8	$123.6		$123.6	25.9%	$459.1	$105.7		$105.7	23.0%	$18.7	4.1%	$17.9	16.9%
Home Solutions	399.1	53.7		53.7	13.5%	391.3	42.6		42.6	10.9%	7.8	2.0%	11.1	26.1%
Tools	198.0	18.3		18.3	9.2%	202.4	30.5		30.5	15.1%	(4.4)	(2.2)%	(12.2)	(40.0)%
Commercial Products	203.6	21.9		21.9	10.8%	190.1	21.1		21.1	11.1%	13.5	7.1%	0.8	3.8%
Baby & Parenting	196.2	23.8		23.8	12.1%	182.4	19.2		19.2	10.5%	13.8	7.6%	4.6	24.0%
Restructuring Costs	—	(32.0)	32.0	—			(10.0)	10.0	—		—		—
Corporate	—	(23.9)	2.1	(21.8)			(31.7)	10.5	(21.2)		—		(0.6)	(2.8)%

Total	$1,474.7	$185.4	$34.1	$219.5	14.9%	$1,425.3	$177.4	$20.5	$197.9	13.9%	$49.4	3.5%	$21.6	10.9%

	2013					2012					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
YTD:
Writing	$818.4	$186.8	$—	$186.8	22.8%	$834.7	$172.1	$—	$172.1	20.6%	$(16.3)	(2.0)%	$14.7	8.5%
Home Solutions	738.0	87.8	—	87.8	11.9%	718.0	73.5	—	73.5	10.2%	20.0	2.8%	14.3	19.5%
Tools	386.6	37.0	—	37.0	9.6%	393.0	59.2	—	59.2	15.1%	(6.4)	(1.6)%	(22.2)	(37.5)%
Commercial Products	386.7	43.5	—	43.5	11.2%	365.5	39.7	—	39.7	10.9%	21.2	5.8%	3.8	9.6%
Baby & Parenting	385.8	47.7	—	47.7	12.4%	364.6	41.6	—	41.6	11.4%	21.2	5.8%	6.1	14.7%
Restructuring Costs	—	(66.4)	66.4	—		—	(22.1)	22.1	—		—		—
Corporate	—	(53.2)	8.7	(44.5)		—	(63.4)	20.5	(42.9)		—		(1.6)	(3.7)%

Total	$2,715.5	$283.2	$75.1	$358.3	13.2%	$2,675.8	$300.6	$42.6	$343.2	12.8%	$39.7	1.5%	$15.1	4.4%

(1)	Excluded items consist of organizational change implementation, restructuring-related and restructuring costs. Organizational change implementation and restructuring-related costs of $8.7 million and restructuring costs of $66.4 million incurred during the six months ended June 30, 2013 relate to Project Renewal. Restructuring-related costs of $20.5 million and restructuring costs of $22.1 million during the six months ended June 30, 2012 relate to the European Transformation Plan and Project Renewal.

Newell Rubbermaid Inc.

Three Months Ended June 30, 2013

In Millions

	As Reported			Core Sales (1)			Currency Impact	Year-Over-Year Increase (Decrease)		Currency Impact
	2013	2012	Increase (Decrease)	2013	2012	Increase (Decrease)		Excluding Currency	Including Currency
Currency Analysis

By Segment

Writing	$477.8	$459.1	$18.7	$483.5	$460.6	$22.9	$(4.2)	5.0%	4.1%	(0.9)%
Home Solutions	399.1	391.3	7.8	400.3	391.3	9.0	(1.2)	2.3%	2.0%	(0.3)%
Tools	198.0	202.4	(4.4)	200.5	203.2	(2.7)	(1.7)	(1.3)%	(2.2)%	(0.9)%
Commercial Products	203.6	190.1	13.5	204.6	190.2	14.4	(0.9)	7.6%	7.1%	(0.5)%
Baby & Parenting	196.2	182.4	13.8	203.5	182.8	20.7	(6.9)	11.3%	7.6%	(3.7)%

Total Company	$1,474.7	$1,425.3	49.4	$1,492.4	$1,428.1	$64.3	$(14.9)	4.5%	3.5%	(1.0)%

By Geography

United States	$1,016.1	$986.0	$30.1	$1,016.1	$986.0	$30.1	$—	3.1%	3.1%	(0.0)%
Canada	83.4	86.4	(3.0)	85.4	86.4	(1.0)	(2.0)	(1.2)%	(3.5)%	(2.3)%

Total North America	1,099.5	1,072.4	27.1	1,101.5	1,072.4	29.1	$(2.0)	2.7%	2.5%	(0.2)%

Europe, Middle East and Africa	181.4	154.2	27.2	181.8	155.4	26.4	0.8	17.0%	17.6%	0.6%
Latin America	84.2	81.0	3.2	89.6	81.6	8.0	(4.8)	9.8%	4.0%	(5.8)%
Asia Pacific	109.6	117.7	(8.1)	119.5	118.7	0.8	(8.9)	0.7%	(6.9)%	(7.6)%

Total International	375.2	352.9	22.3	390.9	355.7	35.2	(12.9)	9.9%	6.3%	(3.6)%

Total Company	$1,474.7	$1,425.3	$49.4	$1,492.4	$1,428.1	$64.3	$(14.9)	4.5%	3.5%	(1.0)%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Three Months Ended June 30, 2013

In Millions

	Core Sales (1)					Core Sales incl. EMEA SAP
	2013	2012	EMEA SAP Impact (2)	2012 incl. EMEA SAP	Increase (Decrease)
Currency Analysis

By Segment

Writing	$483.5	$460.6	$15.9	$476.5	$7.0	1.5%
Home Solutions	400.3	391.3	—	391.3	9.0	2.3%
Tools	200.5	203.2	7.8	211.0	(10.5)	(5.0)%
Commercial Products	204.6	190.2	2.0	192.2	12.4	6.5%
Baby & Parenting	203.5	182.8	2.5	185.3	18.2	9.8%

Total Company	$1,492.4	$1,428.1	$28.2	$1,456.3	$36.1	2.5%

By Geography

United States	$1,016.1	$986.0	$—	$986.0	$30.1	3.1%
Canada	85.4	86.4	—	86.4	(1.0)	(1.2)%

Total North America	1,101.5	1,072.4	—	1,072.4	29.1	2.7%

Europe, Middle East and Africa	181.8	155.4	28.2	183.6	(1.8)	(1.0)%
Latin America	89.6	81.6	—	81.6	8.0	9.8%
Asia Pacific	119.5	118.7	—	118.7	0.8	0.7%

Total International	390.9	355.7	28.2	383.9	7.0	1.8%

Total Company	$1,492.4	$1,428.1	$28.2	$1,456.3	$36.1	2.5%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.

(2)	In contemplation of the EMEA SAP conversion on April 1, 2012, the Company communicated with key customers in Europe about their interest in accelerating orders to mitigate the risk of potential business disruption. The Company determined the impact of the timing shift related to its EMEA SAP conversion by tracking orders from customers that accelerated their normal order patterns as a result of the Company’s communications.

Newell Rubbermaid Inc.

Six Months Ended June 30, 2013

In Millions

	As Reported			Core Sales (1)			Currency Impact	Year-Over-Year (Decrease) Increase		Currency Impact
	2013	2012	(Decrease) Increase	2013	2012	(Decrease) Increase		Excluding Currency	Including Currency
Currency Analysis

By Segment
Writing	$818.4	$834.7	$(16.3)	$824.5	$833.4	$(8.9)	$(7.4)	(1.1)%	(2.0)%	(0.9)%
Home Solutions	738.0	718.0	20.0	739.6	718.0	21.6	(1.6)	3.0%	2.8%	(0.2)%
Tools	386.6	393.0	(6.4)	389.6	390.9	(1.3)	(5.1)	(0.3)%	(1.6)%	(1.3)%
Commercial Products	386.7	365.5	21.2	388.0	365.0	23.0	(1.8)	6.3%	5.8%	(0.5)%
Baby & Parenting	385.8	364.6	21.2	396.6	364.3	32.3	(11.1)	8.9%	5.8%	(3.1)%

Total Company	$2,715.5	$2,675.8	39.7	$2,738.3	$2,671.6	$66.7	$(27.0)	2.5%	1.5%	(1.0)%

By Geography

United States	$1,835.0	$1,780.9	$54.1	$1,835.0	$1,780.9	$54.1	$—	3.0%	3.0%	0.0%
Canada	145.2	151.3	(6.1)	147.9	151.6	(3.7)	(2.4)	(2.4)%	(4.0)%	(1.6)%

Total North America	1,980.2	1,932.2	48.0	1,982.9	1,932.5	50.4	$(2.4)	2.6%	2.5%	(0.1)%

Europe, Middle East and Africa	348.5	356.9	(8.4)	346.5	354.2	(7.7)	(0.7)	(2.2)%	(2.4)%	(0.2)%
Latin America	177.4	157.5	19.9	184.4	155.3	29.1	(9.2)	18.7%	12.6%	(6.1)%
Asia Pacific	209.4	229.2	(19.8)	224.5	229.6	(5.1)	(14.7)	(2.2)%	(8.6)%	(6.4)%

Total International	735.3	743.6	(8.3)	755.4	739.1	16.3	(24.6)	2.2%	(1.1)%	(3.3)%

Total Company	$2,715.5	$2,675.8	$39.7	$2,738.3	$2,671.6	$66.7	$(27.0)	2.5%	1.5%	(1.0)%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.